EXHIBIT 10.1

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Contract") made as of this 10th day of May 1999, by and between STREICHER MOBILE FUELING, INC. (the "Company"), a Florida corporation having offices at 2720 N.W. 55th Court, Fort Lauderdale, Florida 33309, and SPECIAL SITUATIONS, INC. ("Hamilton"), a Florida corporation having offices at 115 Southeast Spanish Trail, Boca Raton, Florida 33432.

         WHEREAS, the Company desires to secure the services of Hamilton as a consultant, and Hamilton desires to provide such services to the Company;

         NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

         1. ENGAGEMENT OF CONSULTANT. The Company hereby engages Hamilton to perform, and Hamilton hereby agrees that it will render the business consulting and investor relations services described in paragraph 3 below during the Term of this Contract. If the Company should merge into or be acquired by another corporation, this Contract may be canceled by such successor corporation upon thirty days written notice to Hamilton. In the event of such termination, the unvested portion of the stock granted to Hamilton under Section 4(b) shall immediately be issued to Hamilton.

         2. TERM OF CONTRACT. This Contract shall become effective as of the date noted above and shall continue, unless sooner terminated by the Company or Hamilton in accordance with its terms until May 31, 2001.

         3. SERVICES OF CONSULTANT. During the Term of this Contract, Hamilton will provide the following services for the benefit of the Company:

                  (a) Act as liaison between the Company and the investment financial community, stockbrokers and potential investors in the Company's common stock and warrants.

                  (b) Review press releases and other public information notices upon the request of the Company.

                  (c) Assist the Company, by using investor contacts and knowledge of the investor market, to increase the liquidity and trading volume of the Company's stock.

                  (d) Assist the Company in obtaining broader analyst and institutional following for its stock. Stimulate the publication of reports by analysts and investment letter publications.

                  (e) Contact and meet with key investors on behalf of the Company.

                  (f) Arrange invitations for the Company's management to make presentations before key investors and others who have an interest in the Company's stock.

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                  (g)      Otherwise advise and assist the Company in
                           maintaining satisfactory relations with its investors, promoting the good name and business of the Company by meetings and conferences with investor groups and members of the financial community, and perform other investor and financial public relations services, as requested by the Company.

         4.       COMPENSATION FOR SERVICES.

                  (a) In consideration of the services to be rendered and performed by Hamilton during the term of this Contract, the Company will pay Hamilton a fee of $7,500 per month, commencing June 1, 1999 for each month of this Contract, which fee shall include all out of pocket expenses of Hamilton.

                  (b) The Company will issue to Hamilton 30,000 shares of the Company's unregistered common stock, of which 10,000 shares shall be issued to Hamilton immediately, 10,000 shares shall be issued to Hamilton at the end of the first year of this agreement and 10,000 shares shall be issued to Hamilton at the end of the second year of this agreement, subject, in each case, to forfeiture as provided in Section 7.

                  (c) A one time cash payment of $25,000 to be made on or before June 15, 1999.

         5. BEST EFFORTS COMMITMENT. Hamilton and its principals will use their full and best efforts to perform these services for the Company and will devote at least 30 hours per week to the performance of the services described in Section 3.

         6. CONFIDENTIALITY OF INFORMATION. Hamilton agrees that neither it nor its employees or agents will, during the Term of this Contract, or at any time thereafter, disclose or divulge or use, directly or indirectly, for its own benefit or the benefit of any other person or entity, any confidential information, data, trade secrets, inventions, programs, and business policies and procedures (together, "Protected Information") in relation to the business of the Company learned in connection with its work for the Company. The provisions of this paragraph shall survive the termination of the Contract, and shall continue until the Protected Information becomes public knowledge through no fault of Hamilton or any of its employees or agents. Hamilton acknowledges that it is aware, and that it will advise each of its employees and agents who is informed as to the matters which are the subject of this agreement, that the United States securities laws prohibit persons who are in possession of material, non-public information concerning an issuer from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and Hamilton agrees to comply with such laws, and to ensure compliance with such laws by any employees or agents it utilizes to provide services hereunder.

         7. TERMINATION. Hamilton's services may be terminated at any time by the Company upon written notice. If Hamilton's services are terminated by the Company without cause, Hamilton will be entitled to receive and retain the unvested portion of any stock grant pursuant to Paragraph 4 above along with the portion of any monthly fee due up to the date of termination. If services are terminated by the Company for justifiable cause, as hereafter defined, Hamilton will not be entitled to any compensation after the date of


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                  termination, and the unvested portion of any stock grant shall be forfeited.

                  A. If Hamilton terminates this agreement for any reason, Hamilton shall not be entitled to any payments after the date of termination and shall forfeit the unvested portion of any stock grant.

                  B. For purposes of this Agreement, "justifiable cause" shall mean only the following:

                           B1. The conviction of Hamilton or any of its principals of a felony involving moral turpitude, fraud, illegal narcotic use, alcohol abuse, or dishonesty, or any crime in connection with his provision of services to the Company that causes the Company a substantial detriment, but specifically shall not include traffic offenses, except the offenses of driving under the influence of alcohol or any illegal narcotic, or driving while intoxicated;

                           B2.      Continual neglect of duties specified in
                                    Section 3 or refusal to carry out the lawful policies of the Company as adopted by the Board of Directors, provided that in either event Hamilton has received written notice from the Board of Directors or management of the Company of such neglect or refusal and Hamilton fails to cure such breach within ten (10) days of receipt of notice;

                           B3. Hamilton or any of its principals takes unlawful advantage of a corporate opportunity, unless: (a) it first offers the corporate opportunity to the Company and makes disclosure concerning the conflict of interest and the corporate opportunity, and the corporate opportunity is rejected by the Company in writing in advance; or (b) Hamilton's taking of the corporate opportunity is ratified by a majority of disinterested members of the Board of Directors; provided also that such taking of corporate advantage shall not constitute "justifiable cause" if (i) Hamilton's failure to offer the corporate opportunity to the company resulted from a good faith belief that the business activity did not constitute a corporate opportunity, and (ii) not later than fifteen (15) days after receiving written notice from the Board of Directors challenging the taking of the corporate opportunity, the corporate opportunity is to the extent possible offered to the Company.

                           B4. "Justifiable cause" includes disability as defined herein. For purposes of this Agreement, Hamilton shall be "disabled" or under "disability" if, as a result of incapacity due to physical or mental illness, N. D. Hamilton shall have been absent from the substantial performance of his duties under this Agreement for one month, and, within 10 days after written notice of termination is given (which notice may only be given after the end of the one-month absence), N. D. Hamilton shall not have returned to the performance of his duties under this Agreement, in which event the Company may terminate Hamilton's employment under this Agreement for "disability."

                           B5.      Death of N. D. Hamilton.

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                  C.       If there is a dispute as to whether or not
                           "justifiable cause" shall exist, the parties agree to settle the dispute by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and the judgment of the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party agrees to pay all of its own legal fees and costs associated with any legal proceedings concerning the interpretation of this Agreement.

         8.       COVENANT NOT TO COMPETE.

                  A. Hamilton covenants and agrees that, in order to protect the Company's interest in its business, operations, and assets during the term of this Contract and or a period of two (2) years following the termination of this Contract Hamilton will not, without the prior written consent of the Company, directly or indirectly:

                           A1.      Engage, whether by virtue of stock
                                    ownership, partnership, joint venture
                                    arrangement, trust arrangement, management responsibilities or otherwise, in corporations, partnerships, business trusts, joint ventures, companies, businesses, organizations, and for ventures which market or distribute services which are competitive with the Company's services within one hundred (100) miles of any of the locations within the United States that the Company conducts operations at the time of termination of this Agreement; or

                           A2. Become interested, directly or indirectly, whether as principal, owner, stockholder, partner, agent, officer, director, employee, salesman, joint venturer, consultant, advisor, independent contractor, or otherwise, in any person, firm, partnership, association, venture, corporation, or entity engaging directly or indirectly in any of the activities engaged in by the Company; or

                           A3. Knowingly solicit the employment of any of the Company personnel.

                  B. In the event of a breach or a threatened breach by Hamilton of the provisions contained in this Contract, the Company, without the necessity of posting bond or proving actual damage to Company, shall be entitled to temporary and permanent injunctive relief restraining Hamilton from disclosing, in whole or in part, any Protected Information, whether or not specifically described in this Contract, or from rendering services to any person, firm, corporation, association, or other entity prohibited under this Section 8.

                  C. Nothing contained in this Contract shall construed as prohibiting the Company from pursuing any other remedies, including recovery of actual and punitive damages, that may be available to the Company for such breach or threatened breach against Hamilton or any other person or entity.

         9. NOTICES. All notices, requests, payments, or other communication hereunder shall be in writing and shall be deemed to have been given when delivered personally or by courier or three days after being sent by registered or certified mail, postage prepaid, to the following address or addresses or such other address as the parties may designate in writing in


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                  accordance with this paragraph:

                  If to the Company: STREICHER MOBILE FUELING, INC.
                                     2720 N.W. 55th Court
                                     Ft. Lauderdale, FL 33309
                                     Mr. Stanley H. Streicher, President and CEO

                  If to Hamilton:    SPECIAL SITUATIONS, INC.
                                     115 S.E. Spanish Trail
                                     Boca Raton, FL 33432
                                     Attention: N. D. Hamilton

         10. MISCELLANEOUS. This Contract may not be assigned by either party hereto without the prior written consent of the other party and shall be interpreted under the laws of the State of Florida. Venue for any action brought hereunder shall be in Broward County, Florida

IN WITNESS WHEREOF, the parties hereto have executed this contract on the date above written.

SPECIAL SITUATIONS, INC.                     STREICHER MOBILE FUELING, INC.
A Florida corporation                        A Florida corporation

By: /s/ NORMAN DAVID HAMILTON                By: /s/ STANLEY H. STREICHER
    ------------------------------------         ------------------------
        Norman David Hamilton, President         Stanley H. Streicher, President
                                                 & CEO